N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of May 31st 2016
Fund	Name of Person	Ownership % of Series

As of December 1st 2015
Fund	Name of Person	Ownership % of Series
Columbia Dividend Income Fund	Merrill Lynch, Pierce, Fenner & Smith for the Sole benefit of its Customers	25.22%
Columbia Adaptive Risk Allocation Fund	American Enterprise Investment Services	32.54%